Exhibit 99.1

Gladstone Commercial Corporation Announces Retirement of Chief Operating Officer Terry Lee Brubaker

MCLEAN, VA, November 15, 2024: Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) announced that Terry Lee Brubaker will be retiring as Chief Operating Officer of the Company effective December 2, 2024. Mr. Brubaker is also retiring as director and executive officer of Gladstone Management Corporation, the Company’s investment adviser, and as a member of the board of managers and an executive officer of Gladstone Administration, LLC, the Company’s administrator, also effective December 2, 2024. Following Mr. Brubaker’s departure, Michael LiCalsi, the Company’s General Counsel and Secretary, who also serves as Gladstone Administration’s President, General Counsel and Secretary, will assume certain additional operational responsibilities while Gladstone Management will conduct a national search for a Chief Investment Officer to fill Mr. Brubaker’s investment committee responsibilities.

Chairman and Chief Executive Officer, David Gladstone, stated, “Terry has been an integral part of the Gladstone family since inception. His tenure at Gladstone has been marked by remarkable growth and steadfast dedication. Terry’s commitment to our funds and our shareholders will be missed.”

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of September 30, 2024, Gladstone Commercial’s real estate portfolio consisted of 135 properties located in 27 states, totaling approximately 16.8 million square feet. Additional information can be found at www.gladstonecommercial.com.

Source: Gladstone Commercial Corporation

Investor Relations Inquiries: Please visit www.gladstonecommercial.com or (703) 287-5893.